EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51706 and 333-82102 on Form S-8 of our reports dated August 23, 2007 relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries, and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coach, Inc. for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP
New York, NY
August 23, 2007